Exhibit 99.1

Navarre Completes Acquisition of SpeedFC; Updates Fiscal 2013 Outlook, Provides 2014 Guidance with Substantial Adjusted EBITDA Expansion

Establishes Unique End-to-End Retail Distribution and E-Commerce Services Platform

MINNEAPOLIS, MN – November 20, 2012 – Navarre Corp. (NASDAQ: NAVR) (“Navarre”), a vertically integrated, multi-channel platform for retailers and manufacturers, has completed the acquisition of SpeedFC, Inc., a leading provider of e-commerce services to retailers and manufacturers.

Navarre acquired SpeedFC for $50 million, comprised of $25 million in cash and 17.1 million shares of its common stock. Navarre has also committed up to an additional $5 million in cash and 6.3 million shares of its common stock, contingent upon SpeedFC’s adjusted EBITDA for the 12 months ending December 31, 2012. A majority of the contingent purchase price is expected to be earned. Navarre’s current revolving credit facility with Wells Fargo Capital Finance was amended to fund the cash portion of the purchase price.

“The acquisition of SpeedFC establishes a unique, end-to-end retail distribution and e-commerce services platform,” said Richard Willis, president and CEO of Navarre. “The addition of SpeedFC’s world-class e-commerce platforms and web hosting, 24/7 customer service, and third party logistics capabilities presents a compelling opportunity for manufacturers and retailers to utilize Navarre as a single-source solution for all of their material handling and e-commerce services. We are now able to take our customers out of the distribution business, allowing them to focus on their core competencies.”

SpeedFC also expands Navarre’s operational capacity, adding 135 seats dedicated to customer support and 800,000 square feet of fulfillment center capacity. “These additions—along with the expertise provided by SpeedFC’s CEO and founder, Jeff Zisk, joining our team—provide us with robust capabilities as we continue the expansion of SpeedFC’s customer base of more than 30 major retailers in this rapidly growing sector.”

According to Zisk: “Navarre brings us key relationships and resources that are necessary to expand our e-commerce offerings while supporting our focus on enhancing our client’s brand, culture and persona. We see SpeedFC’s technical resources and expertise, including our Oracle/ATG e-commerce platform and proprietary order management system, presenting unique synergies for both new and existing clients. We are already pursuing several opportunities that would not have been possible without the complementary services that we can now deliver as a combined company.”

The acquisition of SpeedFC positions Navarre to expand its presence in the fast-growing e-commerce marketplace. According to analyst estimates, between 2011 and 2016, U.S. e-commerce sales are expected to increase more than 80% to $335 billion. By 2025, e-commerce should account for more than 15% of the U.S. consumption of core retail goods, compared to 7.6% in 2011, with media and consumer electronics continuing to be key growth drivers.

ROTH Capital Partners acted as the lead financial advisor to Navarre and Craig-Hallum Capital Group acted as co-advisor.

Outlook
Navarre has updated its financial guidance for the fiscal year ending March 31, 2013 to incorporate the impact of SpeedFC. The company has increased its anticipated net sales to be between $480 and $500 million, with adjusted EBITDA continuing to be between $9 million and $11 million. While SpeedFC will contribute revenue for the remainder of Navarre’s fiscal year, their adjusted EBITDA is seasonal and a large portion was generated prior to the close of the acquisition.

During fiscal year 2014, Navarre will have the benefit of consolidating SpeedFC’s peak season financial results. The company expects net sales for fiscal year 2014 to be between $530 and $560 million, and adjusted EBITDA to be between $17 million and $21 million.

About SpeedFC, Inc.
Established in 2000, SpeedFC, Inc. is a leading provider of end-to-end e-commerce services based in Dallas, Texas. SpeedFC provides a suite of services, including SaaS e-commerce platforms, tier 4 web hosting, proprietary cross-channel order management and reporting, and high performance fulfillment and customer care to online retailers and manufacturers. As a single-source provider, SpeedFC enables clients to focus on one consistent partner relationship dedicated to building and protecting their online brand.

SPEED works with more than 30 major brands, ranging from apparel manufacturers to general merchandisers and gift retailers. Clients include: Justice, the largest premier tween specialty retailer in the world; Spencer Gifts, a leading seller of gift and Halloween products; The Yankee Candle Company, the nation’s bestselling candle brand; and MetroPCS, America’s leader in no-annual-contract cell phone service.

For more information, visit www.SpeedFC.com.

About Navarre Corporation
Founded in 1983, Navarre® is a vertically integrated, full-service platform for retailers and manufacturers. The company uniquely offers multi-channel sales solutions, including retail distribution programs, e-commerce fulfillment and third party logistics services. Navarre is headquartered in Minneapolis, Minnesota. For additional information, please visit the company’s website at www.Navarre.com.

Safe Harbor
The statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbors provided therein. The forward-looking statements are subject to risks and uncertainties, and the actual results that the company achieves may differ materially from these forward-looking statements due to such risks and uncertainties, including, but not limited to: difficult economic conditions that adversely affect the company’s customers and vendors; the company’s revenues being derived from a small group of customers; pending or prospective litigation may subject the company to significant costs; the seasonal nature of the company’s business; the company’s ability to adapt to the changing demands of its customers; the potential for the company to incur significant costs and to experience operational and logistical difficulties in connection with its information technology systems and infrastructure; the company’s dependence on significant vendors; the uncertain results of developing new software products; uncertain financial results in the publishing segment; the company’s ability to meet significant working capital requirements related to distributing products; and the company’s ability to compete effectively in the highly competitive distribution and publishing industries. In addition to these, a detailed statement of risks and uncertainties is contained in the company’s reports to the U.S. Securities and Exchange Commission (the “SEC”), including, in particular, the company’s proxy statement filed October 10, 2012, the company’s Form 10-K filings, as well as its other SEC filings and public disclosures.

Investors and shareholders are urged to read this press release carefully. The company can offer no assurances that any projections, assumptions or forecasts made or discussed in this press release will be met, and investors should understand the risks of investing solely due to such projections. The forward-looking statements included in this press release are made only as of the date of this report and the company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Investors and shareholders may obtain free copies of the public filings through the website maintained by the SEC at http://www.sec.gov/ or at one of the SEC’s other public reference rooms in Washington, D.C., New York, New York or Chicago, Illinois. Please contact the SEC at 1-800-SEC-0330 for further information with respect to the SEC’s public reference rooms.

Investor Relations
Liolios Group, Inc.
Cody Slach
1-949-574-3860
NAVR@Liolios.com

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